EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
ACCUFIX RESEARCH INSTITUTE INC.

We consent to the incorporation by reference of our report dated September 13, 1996, except for Note 1, for which the date is November 29, 1996, with respect to the combined statements of assets, liabilities and parent investment of the Telectronics Group of Pacific Dunlop Limited as of June 30, 1996 and 1995 and the related statements of revenues and direct operating expenses and changes in parent investment for the years then ended included in this Report on Form 8-K/A dated as of February 4, 1997 in Registration Statement Nos. 33-9262; 33-29085; 33-41459; No. 33-48502 and 33-54435 of St. Jude Medical, Inc. filed on Form S-8. Our report contains explanatory paragraphs stating that the (i) combined financial statements presented are pursuant to an agreement with St. Jude Medical, Inc. and are not intended to be a complete presentation of an existing entity's financial position or results of operations, and (ii) management of the Telectronics Group has not presented combined statements of cash flows, which results in an incomplete presentation.

/s/KPMG
Melbourne Australia
February 4, 1997